Exhibit 99.1

FOR IMMEDIATE RELEASE

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES ANNOUNCES

FISCAL 2012 YEAR-END FINANCIAL RESULTS

PINGDINGSHAN, China – September 27, 2012 - SinoCoking Coal and Coke Chemical Industries, Inc. (Nasdaq: SCOK) (the "Company" or "SinoCoking"), a vertically-integrated coal and coke processor, announced today its financial results for the fiscal year ended June 30, 2012.

Fiscal Year 2012 vs. 2011

•	Total revenue increased by 6.2% to $78.9 million, as compared to $74.3 million.
•	Gross margin decreased to 19.2%, as compared to 36.4%.
•	Income from operations decreased to $12.0 million, as compared to $23.5 million.
•	Net income, including foreign currency transaction adjustment, was $12.5 million or $0.59 per diluted share, as compared to $39.9 million or $1.90 per diluted share.

Product type	Fiscal 2012				Fiscal 2011
	MT* Sold	Revenue (million)	% of Total Revenue	Weighted Average Price/MT*	MT* Sold	Revenue (million)	% of Total Revenue	Weighted Average Price/MT*
Coke	166,373	$ 38.7	49%	$ 232	154,553	$ 36.0	48%	$ 233
Washed Coal	183,903	$ 32.9	42%	$ 179	111,244	$ 19.9	27%	$ 179
Raw Coal	73,990	$ 5.4	7%	$ 74	207,272	$ 15.1	20%	$ 73
Coal Tar	7,648	$ 1.9	2%	$ 254	13,810	$ 3.4	5%	$ 243

*metric ton

Discussing fiscal 2012 financial results, SinoCoking’s Chairman and CEO, Mr. Jianhua Lv, noted, “The 6.2% increase in fiscal 2012 revenue was mainly due to increased sales of coke and washed coal, offset by decreased sales of raw coal and coal tar.”

Mr. Lv continued, “Due to the ongoing mining moratorium, coal supplies in Henan Province remained limited as were production activities for all producers other than state-owned enterprises. Operations at our four coal mines remain halted as we continue to wait for clearance to resume operations. Thus far, no private coal mine operators have received clearance, and the timing as to when such clearance will be issued remains unknown.”

He continued, “In fiscal 2012, we met our coal requirements largely by purchasing raw coal, including from other provinces, at a higher cost driven by the supply shortage. As a result of these purchases, in fiscal 2012, overall production cost for washed coal, coal tar and coke increased and gross margin decreased to approximately 19% as compared to over 36% in fiscal 2011. We expect gross margin to remain depressed until the mining moratorium for mid-size coal producers in Henan Province is lifted.”

Mr. Lv added, “As previously announced, we have been exploring the availability of additional coal resources in northwestern China to boost our access to raw coal and minimize the ongoing effect of the mining moratorium. Recently, we signed an agreement to purchase up to 120,000 metric tons of thermal coal from Datong Coal Group, one of China’s largest coal producers. We are seeking to establish a long-term business relationship with Datong Coal Group to secure a steady coal supply.”

Discussing coke manufacturing operations, Mr. Lv added, “Demand for coke remained soft for much of fiscal 2012. This was a result of the weak demand for steel, due to tighter governmental control of real estate and land development, as well as China’s economic slowdown which negatively affected the country’s heavy industries. However, we currently expect the market to recover in calendar year 2013.”

Mr. Lv continued, “As a reaction to the weak coke market, we have slowed construction of our new state-of-the-art coking plant, located on a 460,000 square meter site adjacent to our current plant in Pingdingshan.  Thus far, we have completed construction of the shallow foundation, an underground workshop and the furnace and chimney rack, and are in the process of installing the coal preparation, cooling, recycling, and auxiliary systems. We expect to ramp up construction once the coke market shows signs of improvement.

“When completed as designed, the new coking plant is expected to have an estimated coke-producing capacity of up to 900,000 metric tons per year, as well as the ability to generate power and distill chemicals such as crude benzol, sulfur and ammonium sulfate from the coking process. The new plant is also expected to produce purified coal gas, which we plan to sell it as a fuel source to local residents through the state-owned gas grid, at a 20% lower price than liquid natural gas currently used by local residents.”

Mr. Lv. concluded, “We believe that SinoCoking is well positioned to take advantage of growth opportunities once the coke market recovers in 2013.”

Mr. Sam Wu, SinoCoking’s Chief Financial Officer noted, “We continue to fund our business activities from cash flow from operations. In fiscal 2012, we used approximately $32.1 million in purchasing and making prepayments for the equipment and machinery for our new coking facility, and we also prepaid approximately $1.9 million to purchase the land use rights for expanding our current coking site. Additionally, we have access to an aggregate of approximately RMB 360 million under a medium-term loan and have applied for a RMB 270 million line of credit from Shanghai Pudong Development Bank, which we expect to obtain soon. We believe that cash on hand and our credit lines are sufficient for our current needs for capital.”

Conference Call

Mr. Lv and Mr. Wu will host a conference call on Friday, September 28, 2012 at 10:00 am ET to discuss these results as well as recent corporate developments.

Interested parties may participate in the call by dialing: (201) 493-6744. Please call in 10 minutes before the conference is scheduled to begin and ask for the SinoCoking call. After opening remarks, there will be a question and answer period. Questions may be asked during the live call, or alternatively, you may e-mail questions in advance to lcati@equityny.com.

The conference call will also be broadcast live over the Internet. To listen to the webcast, please go to http://www.investorcalendar.com/IC/CEPage.asp?ID=169564 or visit the Company’s website www.sinocokingchina.com and then go to Presentations/Events page where the conference call is posted. Please go to the website at least 15 minutes early to register, and download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days. We suggest listeners use Microsoft Internet Explorer as their web browser.

About SinoCoking

SinoCoking and Coke Chemical Industries, Inc., a Florida corporation, is a vertically-integrated coal and coke processor that uses coal from both its own mines and that of third-party mines to produce basic and value-added coal products for steel manufacturers, power generators, and various industrial users. SinoCoking has been producing metallurgical coke since 2002, and acts as a key supplier to regional steel producers in central China. SinoCoking also produces and supplies thermal coal to its customers in central China. SinoCoking currently owns its assets and conducts its operations through its subsidiaries, Top Favour Limited and Pingdingshan Hongyuan Energy Science and Technology Development Co., Ltd., and its affiliated companies, Henan Province Pingdingshan Hongli Coal & Coke Co., Ltd., Baofeng Coking Factory, Baofeng Hongchang Coal Co., Ltd., Baofeng Hongguang Environment Protection Electricity Generating Co., Ltd., Zhonghong Energy Investment Company, Henan Hongyuan Coal Seam Gas Engineering Technology Co., Ltd., Baofeng Shuangri Coal Mining Co., Ltd., and Baofeng Xingsheng Coal Mining Co., Ltd.

For further information about SinoCoking, please refer to our periodic reports filed with the Securities and Exchange Commission.

Forward Looking Statement

This press release contains forward-looking statements, particularly as related to, among other things, the business plans of the Company, statements relating to goals, plans and projections regarding the Company's financial position and business strategy. The words or phrases "plans", "would be," "will allow," "intends to," "may result," "are expected to," "will continue," "anticipates," "expects," "estimate," "project," "indicate," "could," "potentially," "should," "believe," "think", "considers" or similar expressions are intended to identify "forward-looking statements." These forward-looking statements fall within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 and are subject to the safe harbor created by these sections. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. Such forward-looking statements are based on current expectations, involve known and unknown risks, a reliance on third parties for information, transactions or orders that may be cancelled, and other factors that may cause our actual results, performance or achievements, or developments in our industry, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from anticipated results include risks and uncertainties related to the fluctuation of local, regional, and global economic conditions, the performance of management and our employees, our ability to obtain financing, competition, general economic conditions and other factors that are detailed in our periodic reports and on documents we file from time to time with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place undue reliance on such statements. The Company does not undertake, and the Company specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement. Actual results may differ materially from the Company's expectations and estimates. The Company provides no assurances that any potential acquisitions will actually be consummated, or if consummated that such acquisitions will be on terms and conditions anticipated on the date of this press release, and the Company makes no assurances with regard to any results of any such acquisitions.

Contact:
SinoCoking	Investor Relations Counsel:
Sam Wu, Chief Financial Officer	The Equity Group Inc.
+ 86-375-2882-999	Lena Cati
sinocoking@sina.com	lcati@equityny.com / (212) 836-9611
www.sinocokingchina.com	www.theequitygroup.com

See Accompanying Tables

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	FOR THE YEARS ENDED JUNE 30,
	2012	2011

REVENUE	$78,912,770	$74,287,993

COST OF REVENUE	63,745,461	47,267,309

GROSS PROFIT	15,167,309	27,020,684
OPERATING EXPENSES:
Selling	210,568	316,663
General and administrative	2,993,580	3,206,823
Total operating expenses	3,204,148	3,523,486

INCOME FROM OPERATIONS	11,963,161	23,497,198
OTHER INCOME (EXPENSE)
Interest income	1,413,937	416,614
Interest expense	(2,356,333)	(1,472,368)
Other finance expense	(225,005)	(451,152)
Other income (expense), net	241,635	(152,879)
Change in fair value of warrants	4,852,399	23,135,827
Total other income, net	3,926,633	21,476,042

INCOME BEFORE INCOME TAXES	15,889,794	44,973,240

PROVISION FOR INCOME TAXES	3,395,237	5,065,380

NET INCOME	12,494,557	39,907,860

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	2,502,100	3,976,331

COMPREHENSIVE INCOME	$14,996,657	$43,884,191
WEIGHTED AVERAGE NUMBER OF COMMON SHARES

Basic	21,093,525	20,962,091
Diluted	21,093,525	21,021,255

EARNINGS PER SHARE
Basic	$0.59	$1.90
Diluted	$0.59	$1.90

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
ASSETS

	AS OF JUNE 30,
	2012	2011
CURRENT ASSETS
Cash	$2,366,718	$26,266,687
Restricted cash	9,668,000	8,320,500
Accounts receivable, trade, net	12,017,231	8,489,272
Notes receivable, trade	14,176,800	-
Notes receivable, mine acquisition	9,155,520	-
Other receivables	1,412,008	232,126
Loans receivable	9,849,937	16,764,390
Refundable deposit	4,752,000	-
Inventories	2,382,444	3,010,926
Advances to suppliers	12,267,806	8,994,833
Advances to suppliers - related parties	-	575,700
Prepaid expenses	633,313	-
Total current assets	78,681,777	72,654,434

PLANT AND EQUIPMENT, net	16,211,984	17,157,542

CONSTRUCTION IN PROGRESS	39,379,553	23,204,544

OTHER ASSETS
Prepayments	36,071,853	42,661,993
Intangible assets, net	31,635,487	31,328,852
Long-term investments	2,825,730	2,753,660
Other assets	110,880	108,290
Total other assets	70,643,950	76,852,795
Total assets	$204,917,264	$189,869,315
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Short term loans - banks	$26,294,400	$4,950,400
Accounts payable, trade	4,023	144,147
Notes payable	4,752,000	-
Other payables and accrued liabilities	802,028	1,271,585
Other payables - related parties	156,227	455,768
Acquisition payable	4,593,600	154,700
Customer deposits	138,457	127,965
Taxes payable	1,522,062	2,856,671
Total current liabilities	38,262,797	9,961,236

LONG TERM LIABILITIES
Long term loans	36,432,000	55,692,000
Warrants liability	716,648	5,569,047
Total long term liabilities	37,148,648	61,261,047

Total liabilities	75,411,445	71,222,283

COMMITMENTS AND CONTINGENCIES

EQUITY
Common shares, $0.001 par value, 100,000,000 authorized, 21,121,372 and 21,090,948 issued and outstanding as of June 30, 2012 and June 30, 2011, respectively	21,121	21,091
Additional paid-in capital	3,592,053	3,442,083
Statutory reserves	3,689,941	3,403,793
Retained earnings	110,257,132	98,004,993
Accumulated other comprehensive income	7,613,972	5,111,872
Total SinoCoking Coal and Coke Chemicals Industries, Inc's equity	125,174,219	109,983,832

NONCONTROLLING INTERESTS	4,331,600	8,663,200

Total equity	129,505,819	118,647,032

Total liabilities and equity	$204,917,264	$189,869,315